UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 26, 2012 (December 18, 2012)

EVERTEC Group, LLC

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Puerto Rico	333-173504	66-0449729
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

Cupey Center Building, Road 176 Kilometer 1.3 San Juan, Puerto Rico		00926
(Address of principal executive offices)		(Zip Code)

(787) 759-9999

(Registrant’s telephone number, including area code)

N/A

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On December 18, 2012, the Board of Directors of EVERTEC, Inc. (“EVERTEC Inc.”), which is an indirect parent of EVERTEC Group, LLC (the “Company”), approved an equitable adjustment to stock options previously granted pursuant to the Amended and Restated 2010 Equity Incentive Plan (the “Plan”). The equitable adjustment provides a one-time cash bonus to each EVERTEC Inc. option holder of $1.37 per share of EVERTEC Inc. common stock subject to the option, which will be paid to the option holder at the time at which the portion of the option related to each share of EVERTEC Inc. common stock has vested in accordance with the terms of the applicable option award agreement, subject to the Company’s ability to distribute cash in compliance with the Company’s loan documents and all applicable law, in an amount at least equal to the aggregate option payment to be made at the applicable time. The adjustment was made pursuant to the Plan, which requires EVERTEC Inc. to make an equitable adjustment to outstanding options upon the occurrence of certain events, including the payment of a dividend. The adjustment was effective on December 18, 2012, the date of the payment of a dividend to the holders of common stock of EVERTEC Inc., which is described in Item 8.01 below.

Item 8.01 Other Events.

On December 18, 2012, the Company paid a cash distribution of $50,314,941.95 to its direct parent, EVERTEC Intermediate Holdings, LLC (“EVERTEC Holdings”), primarily using cash on hand. EVERTEC Holdings, in turn, distributed the proceeds of the cash distribution to its direct parent, EVERTEC Inc., and EVERTEC Inc. used the majority of the proceeds of the distribution from EVERTEC Holdings to pay a dividend to its stockholders on December 18, 2012 and used the remaining portion of the proceeds to pay an equitable adjustment to holders of vested options as set forth in Item 5.02 above on December 21, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVERTEC Group, LLC (Registrant)

Date: December 26, 2012	By:	/s/ Juan J. Román
Name: Juan J. Román
Title: Chief Financial Officer